REGISTRATION NO. 333-173219

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO.1
TO
POST-EFFECTIVE AMENDMENT NO.4
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania
(State or other jurisdiction of incorporation or organization)

7359
(Primary Standard Industrial Classification Code Number)

23-2679963
(I.R.S. Employer Identification Number)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(610) 989-0340
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Stephen P. Herbert
Chief Executive Officer
USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(610) 989-0340
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Douglas M. Lurio, Esquire
Lurio & Associates, P. C.
One Commerce Square
2005 Market Street, Suite 3120
Philadelphia, PA 19103-7015
(215) 665-9300

(Approximate date of proposed sale to the public)
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission ("SEC") is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE

This Pre-Effective Amendment No.1 to Post-Effective Amendment No.4 to the Registration Statement on Form S-1 (File No.333-173219) is solely to file Exhibit 5.1. Accordingly, a preliminary prospectus has been omitted.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock, other than underwriting discounts and commissions.

Securities and Exchange Commission Registration Fee	$231.40
Printing and Engraving Expenses	4,500.00
Accounting Fees and Expenses	13,000.00
Legal Fees and Expenses	21,000.00
Total	$38,731.40

ITEM 14.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our By-laws substantively provide that we will indemnify our officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. Our By-laws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

In addition, the Company has entered into separate indemnification agreements with its Directors and officers which require the Company to indemnify each of such officers and directors to the fullest extent permitted by the law of the Commonwealth of Pennsylvania against certain liabilities which may arise by reason of their status as directors and officers. The indemnification agreements also provide that the Company must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

During the three years immediately preceding the date of the filing of this registration statement, the following securities were issued by USA without registration under the Securities Act of 1933, as amended (“Act”):

On May 12, 2010, we sold an aggregate of 2,753,454 shares and related warrants to purchase up to 2,753,454 shares pursuant to an offering which was registered under the Act. In connection with the offering, Source Capital Group, Inc. acted as placement agent. As compensation for its services, Source received warrants to purchase up to 165,207 shares at $1.13 per share, exercisable at any time through May 12, 2013. The warrants contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years at our expense, and piggyback registration rights for a period of five years at our expense, and one demand registration right at the placement agent’s expense for a period of five years. The offer and sale of the warrants was exempt from registration under Section 4(2) of the Act. The investors are accredited investors. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act.

On July 7, 2010, we sold an aggregate of 261,953 shares and related warrants to purchase up to 261,953 shares pursuant to a subscription rights offering which was registered under the Act and concluded on July 6, 2010. In connection with the offering, Source Capital Group, Inc. acted as dealer manager. As compensation for its services, Source received warrants to purchase up to 15,717 shares at $1.13 per share at any time through July 7, 2013. The warrants contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years at our expense, and piggyback registration rights for a period of five years at our expense, and one demand registration right at the dealer manager’s expense for a period of five years. The offer and sale of the warrants was exempt from registration under Section 4(2) of the Act. The investors are accredited investors. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act.

On July 27, 2010, we executed a purchase agreement and a registration rights agreement with Lincoln Park Capital, LLC (“LPC”). The purchase agreement was terminated on March 16, 2011. The Company was required to terminate the agreement as a condition precedent to the closing of the $10.7 million private placement offering to institutional investors referred to below. Under the purchase agreement, we had the right to sell to LPC up to 4,851,408 shares of our common stock at our option for an aggregate purchase price of up to $5,000,000. Pursuant to the registration rights agreement, we had registered the common stock that had been issued or could have been issued to LPC under the purchase agreement. The registration statement was declared effective on October 21, 2010. Over approximately 25 months, generally we had the right to direct LPC to purchase up to 4,851,408 shares of our common stock in amounts up to 150,000 shares as often as every two business days under certain conditions. The purchase price of the shares was to be based on the market prices of our shares immediately prior to the time of sale as computed under the purchase agreement without any fixed discount. We could at any time in our sole discretion terminate the purchase agreement without fee, penalty or cost upon one business day’s notice. We issued 150,000 shares of our common stock to LPC as a commitment fee for entering into the purchase agreement, and we were, prior to the termination of the purchase agreement, obligated to issue up to 150,000 shares pro rata as LPC purchased up to $5,000,000 of our common stock as directed by us. The securities offered and sold to LPC are exempt from registration as set forth under Rule 506 promulgated under the Act. LPC is an accredited investor, and there was no general solicitation or advertising.

On October 7, 2010, the Company issued the following number of shares of common stock to its executive officers under the LTIP on account of the 2010 fiscal year: George R. Jensen, Jr. – 60,716 shares; Stephen P. Herbert – 18,261 shares; and David M. DeMedio – 7,365 shares. The issuance of the shares of common stock was exempt from registration under Section 4(2) of the Act.

On March 14, 2011, the Company entered into a Securities Purchase Agreement with seven institutional investors (the “Buyers”). Pursuant thereto, the Company sold to the Buyers 5,200,000 shares of the Company’s common stock at a price of $2.064 per share for an aggregate purchase price of $10,732,800. The Company also issued warrants to the Buyers to purchase up to 3,900,000 shares of common stock at an exercise price of $2.6058 per share. The warrants are exercisable at any time within five years following the six-month and one day anniversary of the issuance of the warrants. The Buyers are accredited investors and the offer and sale of the shares and the warrants was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act. The Company has agreed to register the shares and the shares underlying the warrants for resale under the Act until the earlier of (i) the date as of which the Buyers may sell all of the securities covered by such registration statement without restriction pursuant to Rule 144 promulgated under the Act, or (ii) the date on which the Buyers shall have sold all of the securities covered by such registration statement.

In connection with the above private placement offering, Chardan Capital Markets, LLC, acted as exclusive placement agent. As compensation for its services, Chardan received cash compensation of $751,296 and warrants to purchase up to 364,000 shares at $2.6058 per share at any time within five years following the six-month and one day anniversary of the issuance of the warrants. We have agreed to register the shares underlying the warrants for resale under the Act on the same terms afforded to the Buyers. The offer and sale of the warrants was exempt from registration under Section 4(2) of the Act. The investor is an accredited investor. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of the Company filed January 26, 2004 (Incorporated by reference to Exhibit 3.1.19 to Form 10-QSB filed on February 12, 2004).

3.1.1	First Amendment to Amended and Restated Articles of Incorporation of the Company filed on March 17, 2005 (Incorporated by reference to Exhibit 3.1.1 to Form S-1 Registration Statement No. 333-124078).

3.1.2
Second Amendment to Amended and Restated Articles of Incorporation of the Company filed on December 13, 2005 (Incorporated by reference to Exhibit 3.1.2 to Form S-1 Registration Statement No. 333-130992).

3.1.3	Third Amendment to Amended and Restated Articles of Incorporation of the Company filed on July 25, 2007. (Incorporated by reference to Exhibit 3.1.3 to Form 10-K filed September 23, 2008).

3.1.4	Fourth Amendment to Amended and Restated Articles of Incorporation of the Company filed on March 6, 2008. (Incorporated by reference to Exhibit 3.1.4 to Form 10-K filed September 23, 2008).

3.2	Amended and Restated By-Laws of the Company (Incorporated by reference to Exhibit 3(ii) to Form10-Q/A filed on February 22, 2010).

4.1	Warrant No.CR-002 dated March 16, 2011 in favor of Freestone Advantage Partners, LP (Incorporated by reference to Exhibit 4.2 to Form S-1 Registration Statement No. 333-173219).

4.2	Warrant No.CR-003 dated March 16, 2011 in favor of Iroquois Master Fund Ltd. (Incorporated by reference to Exhibit 4.3 to Form S-1 Registration Statement No. 333-173219).

4.3	Warrant No.CR-005 dated March 16, 2011 in favor of Hudson Bay Master Fund Ltd. (Incorporated by reference to Exhibit 4.5 to Form S-1 Registration Statement No. 333-173219).

4.4	Warrant No.CR-006 dated March 16, 2011 in favor of Cowen Overseas Investment LP (Incorporated by reference to Exhibit 4.6 to Form S-1 Registration Statement No. 333-173219).

4.5	Warrant No.CR-007 dated March 16, 2011 in favor of Ramius Select Equity Fund LP (Incorporated by reference to Exhibit 4.7 to Form S-1 Registration Statement No. 333-173219).

4.6	Warrant No.CRA-001 dated March 17, 2011 in favor of Chardan Capital Markets, LLC (Incorporated by reference to Exhibit 4.8 to Form S-1 Registration Statement No. 333-173219).

4.7	Warrant No.CRA-002 dated March 17, 2011 in favor of Jonathan Schechter (Incorporated by reference to Exhibit 4.9 to Form S-1 Registration Statement No. 333-173219).

4.8	Warrant No.CRA-003 dated March 17, 2011 in favor of Joseph Reda (Incorporated by reference to Exhibit 4.10 to Form S-1 Registration Statement No. 333-173219).

4.9
Warrant No. CR-008 dated as of March 17, 2011 in favor of Cowen Overseas Investment LP (Incorporated by reference to Exhibit 4.9 to Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-173219).

4.10
Warrant No. CR-009 dated as of March 17, 2011 in favor of Iroquois Master Fund Ltd. (Incorporated by reference to Exhibit 4.10 to Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-173219).

4.11
Warrant No. CR-010 dated as of March 17, 2011 in favor of Cranshire Capital Master Fund, Ltd. (Incorporated by reference to Exhibit 4.11 to Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-173219).

4.12
Warrant No. CR-011 dated as of March 17, 2011 in favor of Cranshire Capital Master Fund, Ltd. (Incorporated by reference to Exhibit 4.12 to Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-173219).

5.1	Legal opinion of Lurio & Associates, P.C. (Incorporated by reference to Exhibit 5.1 of Form S-1 Registration Statement No. 333-173219)

10.1
Agreement of Lease between Pennswood Spring Mill Associates, as landlord, and the Company, as tenant, dated September 2002, and the Rider thereto (Incorporated by reference to Exhibit 10.21 to Form 10-KSB filed on September 28, 2004).

10.2
Agreement of Lease between Deerfield Corporate Center 1 Associates LP, as landlord, and the Company, as tenant, dated March 2003 (Incorporated by reference to Exhibit 10.22 to Form 10-KSB filed on September 28, 2004).

10.3
Amendment to Office Space Lease dated as of April 1, 2005 by and between the Company and Deerfield Corporate Center Associates, LP. (Incorporated by reference to Exhibit 10.19.1 to Form S-1 Registration Statement No. 333-124078).

10.4	Employment and Non-Competition Agreement between the Company and David M. DeMedio dated April 12, 2005 (Incorporated by reference to Exhibit 10.22 to Form S-1 Registration Statement No. 333-124078).

10.5	First Amendment to Employment and Non-Competition Agreement between the Company and David M. DeMedio dated May 11, 2006 (Incorporated by reference to Exhibit 10.3 to Form 10-Q filed on May 15, 2006).

10.6	USA Technologies, Inc. 2010 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form S-8 filed April 14, 2011).

10.7	USA Technologies, Inc. 2011 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form S-8 filed October 28, 2011).

10.8	USA Technologies, Inc. 2012 Stock Incentive Plan (Incorporated by reference to Exhibit 10.16 to Form 10-K filed on September 26, 2012).

10.9
Amendment to Agreement of Lease between BMR-Spring Mill Drive, L.P., as landlord, and the Company, as tenant, dated January 15, 2007 (Incorporated by reference to Exhibit 10.1 to Form 10-Q filed on February 13, 2007).

10.10
Second Amendment to Agreement of Lease between BMR-Spring Mill Drive, L.P., as landlord, and the Company, as tenant, dated December 28, 2010. (Incorporated by reference to Exhibit 10.1 to Form 10-Q filed on January 20, 2011).

10.11
Third Amendment to Agreement of Lease between BMR-Spring Mill Drive, LP as landlord, and the Company, as tenant, dated October 10, 2011. (Incorporated by reference to Exhibit 10.1 to Form 10-Q filed on February 8, 2012).

10.12
Second Amendment to Employment and Non-Competition Agreement dated March 13, 2007, between the Company and David M. DeMedio (Incorporated by reference to Exhibit 10.34 to Form S-1 filed April 12, 2007).

10.13	Form of Indemnification Agreement between the Company and each of its officers and Directors (Incorporated by reference to Exhibit 10.1 to Form 10-Q filed May 14, 2007).

10.14
Third Amendment to Employment and Non-Competition Agreement between the Company and David M. DeMedio dated September 22, 2008. (Incorporated by reference to Exhibit 10.29 to Form 10-K filed September 24, 2008).

10.15
Amended and Restated Employment and Non-Competition Agreement between the Company and George R. Jensen, Jr., dated September 27, 2011. (Incorporated by reference to Exhibit 10.23 to Form 10-K filed September 27, 2011).

10.16	Separation Agreement and Release between the Company and George R. Jensen, Jr., dated October 14, 2011 (Incorporated by reference to Exhibit 10.1 to Form 8-K filed October 17, 2011).

10.17
Amended and Restated Employment and Non-Competition Agreement between the Company and Stephen P. Herbert dated September 24, 2009. (Incorporated by reference to Exhibit 10.31 to Form 10-K filed September 25, 2009).

10.18	Securities Purchase Agreement dated March 14, 2011 between the Company and each of the Buyers (Incorporated by reference to Exhibit 10.1 of Form 8-K filed on March 14, 2011).

10.19
Promotional Agreement between the Company and Visa U.S.A. Inc., dated October 12, 2011 (Portions of this exhibit were redacted pursuant to a confidential treatment request) (Incorporated by reference to Exhibit 10.1 to Post-Effective Amendment No.4 to Form S-1 Registration Statement No. 333-165516).

10.20	Letter from the Company to David M. DeMedio dated September 24, 2009. (Incorporated by reference to Exhibit 10.32 to Form 10-K filed September 25, 2009).

10.21
Settlement Agreement dated February 4, 2010 by and among USA Technologies, Inc., Shareholder Advocates For Value Enhancement, Bradley M. Tirpak, Craig W. Thomas, and certain other parties (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 5, 2010).

10.22
Second Settlement Agreement dated May 19, 2011 by and among USA Technologies, Inc., Shareholder Advocates For Value Enhancement, Bradley M. Tirpak, Craig W. Thomas, Peter A. Michel and certain other parties (Incorporated by reference to Exhibit 99.1 to Form 8-K filed on June 1, 2011).

10.23
Third Settlement Agreement dated March 2, 2012 by and among USA Technologies, Inc., Shareholder Advocates For Value Enhancement, Bradley M. Tirpak, Craig W. Thomas and certain other parties (Incorporated by reference to Exhibit 99.1 to Form 8-K filed on March 5, 2012).

10.24
Settlement and Release Agreement dated as of August 16, 2012 by and among USA Technologies, Inc., Shareholder Advocates For Value Enhancement, Bradley M. Tirpak, Craig W. Thomas and certain other parties (Incorporated by reference to Exhibit 99.1 to Form 8-K filed on August 16, 2012).

10.25	Jensen Stock Agreement between the Company and George R. Jensen, Jr., dated September 27, 2011. (Incorporated by reference to Exhibit 10.29 to Form 10-K filed September 27, 2011).

10.26
Second Amendment to Employment and Non-Competition Agreement dated September 27, 2011 between the Company and Stephen P. Herbert. (Incorporated by reference to Exhibit 10.30 to Form 10-K filed September 27, 2011).

10.27
Amended and Restated Employment and Non-Competition Agreement between the Company and Stephen P. Herbert dated November 30, 2011. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed December 5, 2011).

10.28
Fifth Amendment to Employment and Non-Competition Agreement dated as of July 1, 2011 between the Company and David M. DeMedio. (Incorporated by reference to Exhibit 10.31 to Form 10-K filed September 27, 2011).

10.29
Sixth Amendment to Employment and Non-Competition Agreement dated September 27, 2011 between the Company and David M. DeMedio. (Incorporated by reference to Exhibit 10.32 to Form 10-K filed September 27, 2011).

10.30
Second Amendment to Office Space Lease dated as of November 17, 2010 by and between the Company and Liberty Malvern, LP. (Incorporated by reference to Exhibit 10.2 to Form 10-Q filed on January 20, 2011).

10.31
Loan and Security Agreement between the Company and Avidbank Corporate Finance, a division of Avidbank, dated as of June 21, 2012 (Incorporated by reference to Exhibit 10.40 to Form 10-K filed on September 26, 2012).

10.32
Intellectual Property Security Agreement between the Company and Avidbank Corporate Finance, a division of Avidbank, dated as of June 21, 2012 (Incorporated by reference to Exhibit 10.41 to Form 10-K filed on September 26, 2012).

10.33
First Amendment to Visa Promotional Agreement between the Company and Visa U.S.A. Inc. dated as of October 9, 2012 (Portions of this exhibit were redacted pursuant to a confidential treatment request) (Incorporated by reference to Exhibit 10.32 to Post-Effective Amendment No. 6 to Form S-1 Registration Statement No.333-165516).

21	List of significant subsidiaries of the Company (Incorporated by reference to Exhibit 21 to Form S-1 filed on March 16, 2010).

23.1	Consent of McGladrey LLP, Independent Registered Public Accounting Firm. (Incorporated by reference to Exhibit 23.1 to Post-Effective Amendment No. 4 to Form S-1 Registration Statement No.333-173219).

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Pre-Effective Amendment No.1 to Post-Effective Amendment No.4 to Form S-1 and has duly caused this Pre-Effective Amendment No.1 to Post-Effective Amendment No.4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on November 29, 2012.

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No.1 to Post-Effective Amendment No.4 to Registration Statement on Form S-1 has been duly signed below by the following persons in the capacities and dates indicated.

SIGNATURES	TITLE	DATE

/s/ Stephen P. Herbert	Chairman of the Board of Directors	November 29, 2012
Stephen P. Herbert	and Chief Executive Officer
(Principal Executive Officer)

/s/ David M. DeMedio	Chief Financial Officer (Principal	November 29, 2012
David M. DeMedio	Accounting Officer)

/s/ Deborah G. Arnold	Director	November 28, 2012
Deborah G. Arnold

/s/ Steven D. Barnhart	Director	November 29, 2012
Steven D. Barnhart

/s/ Joel Brooks	Director	November 29, 2012
Joel Brooks

/s/ Albin F. Moschner	Director	November 29, 2012
Albin F. Moschner

/s/ Frank A. Petito, III	Director	November 29, 2012
Frank A. Petito, III

	Director	November ___, 2012
Jack Price

/s/ William J. Reilly, Jr.	Director	November 29, 2012
William J. Reilly, Jr.

/s/ William J. Schoch	Director	November 28, 2012
William J. Schoch